Exhibit 99.1

VIA E-MAIL AND REGULAR MAIL

October 20, 2008

Steven I. Gutman, M.D., M.B.A.

Director

Office of In Vitro Diagnostic Device Evaluation and Safety

Center for Devices and Radiological Health

Food and Drug Administration

2098 Gaither Road, HFZ-440

Rockville, MD 20850

Re: OvaSure™ - Ovarian Cancer Testing Service for High-Risk Women

Dear Dr. Gutman:

We are writing to you in response to the Warning Letter issued to Laboratory Corporation of America (“LabCorp”) dated September 29, 2008.

The OvaSure™ test that is the subject of the Warning Letter is performed at a laboratory that is licensed under the Clinical Laboratory Improvement Amendments (“CLIA”). LabCorp is a CLIA-certified high-complexity testing laboratory. The OvaSure™ test meets all applicable CLIA regulatory requirements. LabCorp bears full responsibility under CLIA for the performance of its tests, including OvaSure™, and independently validates its tests on an ongoing basis. The testing service developed by LabCorp and all subsequent changes to standard operating procedures for OvaSure™ were rigorously validated pursuant to CLIA requirements.

LabCorp does not agree with the assertion in the Warning Letter that OvaSure™ is a medical device subject to regulation under the Federal Food, Drug, and Cosmetic Act (“FDC Act”). As we have previously stated, we believe that laboratory developed assays are not medical devices within the meaning of the FDC Act and that they are not subject to regulation as medical devices.

Steven I. Gutman, M.D., M.B.A

October 20, 2008

We also do not agree that our interactions with Yale University provide FDA any basis for exercising jurisdiction over the test. LabCorp has licensed intellectual property from Yale University; we did not purchase any products or materials from Yale. Yale’s role in LabCorp’s test is limited to licensing to LabCorp certain intellectual property. Yale has no control, contractual or otherwise, to influence the development, methodology, validation, performance characteristics, use, distribution or any other aspects of LabCorp’s testing service.

Cooperative agreements between laboratories and academic researchers are prevalent. Many tests currently offered by laboratories were initially developed by academic research centers; these tests rely heavily on the research performed by leaders in their respective disciplines. Licensing agreements permit this research to be translated into innovative diagnostic test services, while providing academic centers with critical funding to continue their ground breaking research. Restricting the ability of laboratories to utilize information and knowledge generated by academic researchers will have a negative impact on the availability of diagnostic tests that offer substantial health care benefits to patients and health care professionals. We are also unaware of any basis – and the Warning Letter cites none – for asserting that a laboratory assay is a device under the FDC Act because the laboratory allegedly did not establish the specifications for materials that the laboratory purchased from a third party vendor.

LabCorp is an industry leader in responsible scientific innovation. We are deeply concerned that the unprecedented position FDA has advanced in its Warning Letter will limit the dissemination of information and expertise, and will stifle the ability of laboratories to provide innovative diagnostic tests. Nevertheless, LabCorp is committed to positive and responsible relationships with regulatory agencies. Accordingly, despite our disagreement with FDA over this test offering, LabCorp will voluntarily discontinue offering the OvaSure™ test effective October 24, 2008.

LabCorp continues to believe that OvaSure™ offers significant health benefits to women. We therefore request a meeting with you and your staff to discuss our testing service and the associated regulatory issues. LabCorp will be contacting you shortly to schedule this meeting.

If you have any further questions regarding this matter, please feel free to contact me.

Sincerely,

/s/ F. Samuel Eberts III

F. Samuel Eberts III

Senior Vice President & General Counsel